Exhibit 10.13

CONTRACT OF TOTAL LEASE OF MINING RIGHTS UNDER SUSPENSIVE CONDITION

By this private instrument, and in the best legal form, the Parties designated below and duly qualified, namely, on the one hand, as Lessor,

MINERAÇÃO ANDRADENSE LTDA., a limited liability company headquartered in the municipality of Andradas, Minas Gerais, at Rua Coronel Oliveira, no. 111, Centro, ZIP Code 37795-000, registered with the CNPJ under No. 1.6.730.095/0001-39, email: , hereby represented in accordance with its Articles of Incorporation, by its Administrators, Mr. José Maurício Fonseca Franco, Brazilian, married, businessman, holder of Identity Card No. , registered with the CPF under No. , resident and domiciled in , and Mr. Walter de Souza Franco, Brazilian, widower, businessman, holder of Identity Card No. , registered with the CPF under No. , resident and domiciled in , hereinafter referred to as “Andradense” or “Lessor”, interchangeably;

and, on the other hand, as Lessee,

ALPHA MINERALS BRAZIL PARTICIPAÇÕES LTDA., a limited liability company headquartered in the State Capital of São Paulo, at Rua Professor José Leite e Oiticica, n.° 530, Vila Gertrudes, CEP 04705-080, registered with the CNPJ under No. 43.093.229/0001-20, email: , hereby represented in accordance with its Articles of Association, by its Administrator, Mr. João Paulo Agapito da Veiga, Brazilian, single, businessman, holder of ID Card No. , issued by DETkAN-RJ, registered with the CPF under No. , resident and domiciled in , with business address in the Capital of the State of São Paulo, at Rua Professor José Leite e Oiticica, no. 530, Vila Gertrudes, CEP 04705-080, hereinafter referred to as “Alpha” or “Lessee”, interchangeably;

also appearing as consenting interveners,

JOSÉ MAURÍCIO FONSECA FRANCO, as above, email:;

WALTER DE SOUZA FRANCO, as above, email:; and

NILSE APARECIDA FRANCO ARMANI, Brazilian, married, businesswoman, holder of Identity Card No. , registered with the CPF under No. , resident and domiciled in the city of . Email: ;

Whereas the Lessor is the sole and legitimate holder of the Mining Right that is the subject of the administrative proceeding registered with the National Mining Agency (the “ANM”) under No. 808.966/1968, with Mining Concession Ordinance No. 700, published in the Federal Official Gazette (DOU) of June 12, 1980 (the “Mining Concession Ordinance”), for clay and leucite minerals, in an area of 322.29 hectares, located in the Municipality of Andradas, MG (the “Mining Right”), whose authorizations and main characteristics are included herein as Annex I.;

Whereas the Parties shall conduct research in the field of mining law with the aim of assessing the possibility of exploiting rare earths and any associated minerals such as, among others, niobium and scandium (hereinafter referred to as the “Minerals”), and, if successful, shall provide for the preparation of (a.) a report, in accordance with Article 26 of Decree No. 9,406, dated June 12, 2018 (hereinafter referred to as the “Mining Code”), as well as (b.) an economic utilization plan indicating the possible changes that the mining of these new substances will bring to the primary sector, the environment, and the local community, and the measures to be taken to mitigate any adverse impacts on the environment and the local community. the “Mining C o d e Report”), as well as (b.) an economic exploitation plan indicating the possible changes that the mining of these new substances will entail to the original mining plan that resulted in the Mining Concession Ordinance, in accordance with the provisions of Article 129 of the Annex to Ordinance No. 155, of May 12, 2016, which approved the consolidation of the rules of the National Department of Mineral Production (the “DNPM” and the “DNPM Regulatory Consolidation”), which shall be submitted, on behalf of the Lessor, to the ANM for registration of new mineral substances in the original mining concession title;

Whereas, pursuant to Articles 130 et seq. of the Consolidated Rules of the DNPM and other applicable laws and regulations, mining rights at the stage of mining concession may be wholly or partially leased, regardless of the transfer of ownership of the mining concession to the lessee, provided that such agreement is subject to prior approval and registration with the DNPM;

Whereas, subject to the conditions precedent and the terms set forth below, the Lessor is interested in leasing the mining concession for the exploitation of minerals, and the Lessee is interested in leasing the mining rights, provided that the conditions precedent set forth in item 2.2 below are met, below, in particular the amendment to the Mining Rights Concession Ordinance to include the Minerals;

The Parties hereby agree to enter into this “Total Mining Rights Assignment Agreement Subject to Suspensive Condition” (the “Agreement”), which shall be governed by the following terms and conditions.

1.
OBATO.
1.1
Lease of Mining Rights. By this instrument, the Lessee undertakes and agrees, on the Closing Date and provided that the Conditions Precedent set forth in 2.2 below are fulfilled, to lease from the Lessor, and the Lessor, in turn, undertakes and agrees, on the Closing Date, to lease to the Lessee, upon payment of the Remuneration defined in 3.1. below, the Mining Right, in accordance with the current characteristics described in Annex I, for the exploration of the Minerals (hereinafter the “Lease”), without transferring ownership of the mining concession.
1.1.1
Absence of encumbrances. The Mining Right is free and clear of any encumbrances, liens, attachments, seizures, pledges, liens, or restrictions that may, on the present date or in the future, affect this Lease.
1.1.2
Scope of the Lease. In addition to the Mining Right, the Lease includes all other licenses and authorizations issued by the competent government authorities which, as applicable, shall be transferred to the Lessee after the Closing Date, returning to the Lessor’s ownership, through a regular transfer process, upon termination or non-renewal of this Agreement. The Parties agree that (i.) the Lessee is expressly prohibited from directly or indirectly engaging, for any reason or under any pretext, in activities in the area covered by the Mining Right that are not directly or indirectly related to the exploitation of the Minerals, in accordance with this Agreement; (ii.) the use of water, the removal of vegetation or the exploitation of water resources, even under the pretext of being linked to Mining Rights, may only be carried out with the prior and express consent of the Lessor.

2.
CONDITIONS PRECEDING.
2.1
Exclusivity. The Parties hereby enter into this Agreement in an irrevocable and irreversible manner, on an exclusive basis, subject only to the Conditions Precedent set forth in 2.2. below, it being understood that the Lessor may not, from this date and throughout the term of this Agreement, (i.) lease, lend or allow third parties to exploit or use the Mining Right, under any title; (ii.) grant any option to sell, assign or transfer, under any title, involving all or part of the Mining Right to third parties; (iii.) in any way alienate, assign or encumber, or promise to alienate, assign or encumber the Mining Right, in any capacity, to third parties, in whole or in part; or (iv.) enter into any other commitment or contract that directly or indirectly involves the Mining Rights, or is in any way related to them (the “Exclusivity”), under penalty of incurring a fine immediately set between the Parties at ten (10) times the value of the Fixed Advance Payment of the Remuneration provided for in 3.1.1. below, without prejudice to the obligation to indemnify the Lessee for losses and damages and lost profits. Failure by the Lessor to comply with the deadlines indicated in items 2.2.8. and 2.2.9. below shall be considered a breach of the Exclusivity obligation provided for in this item, subject to the penalties provided for herein. The Parties acknowledge that the penalty provided for in this item is not excessive and is reasonable to compensate the Lessee for all costs incurred, as of this date, in conducting research in the area of Mining Law.
2.1.1
ePa a . Considering that the start of the Lease (and the completion of the payment of the Remuneration provided for in 4.) depends on the implementation of the Conditions Precedent described in 2.2. below, the Parties agree that the Lessee shall pay to the Lessor, herein, the fixed, certain and agreed amount of R$50,000.00 (fifty thousand reais), as a down payment on the future Lease, by bank transfer to be made to the bank account indicated in Annex 2.2.1. The payment provided for in this item is final and will not be refunded in the event of failure to fulfill the Conditions Precedent, as defined below.
2.2
Conditions Preceding. This Agreement shall enter into force on the date of its signature and shall remain in force until the end of the Lease Term, its effectiveness being subject to the cumulative implementation of the following conditions precedent, which must be fulfilled by the Parties (unless waived in writing by the Lessee) (the “Conditions Precedent “):
2.2.1
Research: completion of research in the area of Mining Law and confirmation of the possibility and feasibility of exploration of Minerals, understood as minerals classified as “rare earths” and associated minerals such as, among others, niobium and scandium, within its scope; the research shall be funded by the Lessee, with the support of the Lessor in providing any and all necessary information, as well as in taking all necessary steps and other measures, including the signing of documents or forms, which shall ultimately be reflected in a report to be prepared by a legally qualified professional, in accordance with the provisions of Article 26 of the Mining Code Regulations;
2.2.2
Communication: communication to ANM, by the Lessor, under terms to be defined by mutual agreement between the Parties, regarding the existence, in the area covered by the Mining Law, of mineral substances (the Minerals) not included in the Mining Concession Ordinance, as provided for in Article 34, IV, of the Mining Code Regulations;
2.2.3
Economic Utilization Plan: preparation by the Parties of an Economic Utilization Plan for the deposit (“PAE”), signed by a legally qualified professional, accompanied by the respective Technical Responsibility Note (“ART”), indicating the changes that the mining of the Minerals will entail to the mining plan originally approved and that resulted in the Mining Concession Ordinance;

2.2.4
Addendum to the Mining Concession: submission by the Lessor to the ANM, under terms to be defined by mutual agreement between the Parties, of the documents referred to in 2.2.1. and 2.2.3., in addition to all other documents and information required by applicable laws and regulations to apply for an amendment to the Mining Concession Ordinance, including the possibility of exploring new substances (the Minerals), followed by the approval of such request by the Ministry of Mines and Energy and the registration, in the margin of the transcription of the Mining Right, of the possibility of mining the Minerals, in accordance with the provisions of Article 129 of the DNPM Regulatory Consolidation;
2.2.5
Absence of Material Adverse Effect: absence of materialization, from the date of signing this Agreement until the Closing Date, of any material adverse effect affecting the Parties, understood as any event, circumstance, or fact beyond the control of such Party, such that its consequences cannot be avoided within a reasonable time and which, individually or in conjunction with others of the same nature (i.) adversely and significantly affects the condition (financial or otherwise), properties, assets, liabilities, business, and profitability prospects of such Party and other companies in its business group, considered as a whole; (ii.) significantly impedes the ability of such Party to carry out the operations contemplated in this Agreement;
2.2.6
Representations: the representations and warranties of the Parties contained in this Agreement are true and correct in all material respects as of the Closing Date, as if they had been made on the Closing Date;
2.2.7
Absence of Prohibitions: no preliminary injunction or related order, decree or regulation has been issued by ANM or any other governmental authority, nor has any law been enacted, imposing limitations on the ability of the Parties to consummate the obligations assumed in this Agreement.
2.2.8
Lease Agreement: after fulfilling the conditions precedent set forth in 2.2.1. to 2.2.7. above, or upon written waiver by the Lessee, as applicable, the Parties shall proceed to sign the Lease Agreement, the draft of which is attached hereto as Annex 2.2.8. (the “Lease Agreement”), within a maximum period of ten (10) days; the Parties declare that (i.) the Lease Agreement provided for in this item is intended solely to meet the conditions imposed by the DNPM Regulatory Consolidation and by the ANM, enabling the registration of the Lease with the regulatory authorities; and (ii.) the obligations and rights that effectively bind the Parties are governed by this Agreement and have not been altered by the Lease Agreement; and
2.2.9
Registration of the Lease Agreement: submission by the Lessor to the ANM, under the terms to be defined by mutual agreement between the Parties and within a maximum period of ten (10) days after fulfillment of the condition precedent provided for in 2.2.8. above, of a request for consent and registration of the Lease Agreement, in addition to all other documents and information required by applicable laws and regulations, including a statement by the Lessee that it undertakes to execute the PAE provided for in 2.2.3., above, followed by the approval of such request and the registration, in the margin of the transcription of the Mining Right, of the existence of the Lease, in accordance with Articles 132 et seq. and 137 et seq. of the DNPM Regulatory Consolidation, as amended from time to time.

2.3
Cooperation. The Parties undertake, in good faith and in the interest of ensuring the proper and prompt fulfillment of the Conditions Precedent set forth in this Agreement, to provide any and all information related to Mining Law or to themselves, to execute any and all documents and to perform any and all acts that may be necessary for the performance of the research work and preparation of reports provided for in 2.2.1. and 2.2.3., or for the fulfillment of the other Suspensive Conditions, except for the obligations to pay expenses and costs, which shall be the sole responsibility of the Lessee.
2.3.1
Changes in Mining Law. The Lessor hereby undertakes, in the event of any changes to the intrinsic characteristics of the Mining Law, at any time and for any reason, including those resulting from enforcement or persecution measures that may be adopted by any creditors, of any nature or for any reason, to immediately notify the Lessee, in accordance with item 7.9. below, ensuring that the latter has, regardless of any request to that effect, all the information necessary to assess, at any time during the term of this Agreement, the proper fulfillment of the Conditions Precedent.
2.4
Closing. If the Precedent Conditions have been cumulatively implemented, or have been waived in writing by the Lessee, as per the cash, the Lessee shall be irrevocably obliged, within a maximum period of ten (10) days, to pay the Fixed Advance Payment of the Remuneration provided for in 3.1.1. below. The date on which the existence of the Lease is registered in the margin of the transcription of the Mining Right, in accordance with Articles 132 et seq. and 137 et seq. of the DNPM Regulatory Consolidation, as amended from time to time, shall be considered, for the purposes of this Agreement, as the “Closing Date.”
2.5
Authorized Assignees. This Agreement may be assigned by the Lessee, regardless of the Lessor’s consent, until the Closing Date, to any company directly or indirectly controlled by the Lessee, or any company subject to common control, directly or indirectly, in relation to the Lessee, as well as to the partners of any of these or to companies of which the companies or individuals indicated in this item are partners (generically, the “Authorized Assignees”), provided that (i.) the Authorized Assignees shall always be from the same business group as the Lessee; and (ii.) any and all provisions of this Agreement shall apply in full to the Authorized Assignees. References in this Agreement to the Lessee shall be construed as references to the Lessee and any of the Authorized Assignees.
3.
PRICE AND PAYMENT TERMS.
3.1
Remuneration. The Parties agree that, in consideration for the Lease, the Lessee shall pay the Lessor an initial and advance fixed remuneration, in addition to variable monthly installments, calculated as set forth in items 3.1.1. and 3.1.2. below (the “Remuneration”):
3.1.1
Fixed Advance Payment of Remuneration. Within a maximum period of ten (10) days from the Closing Date, the Lessee shall pay to the Lessor, by bank transfer to a bank account held by the Lessor, to be indicated in writing in due course, the amount in Brazilian reais (R$) equivalent to US$1,000,000.00 (one million US dollars), calculated based on the US dollar exchange rate for purchase, as disclosed by the Central Bank of Brazil on the business day immediately prior to the date of the respective payment (the “Fixed Advance Payment of Remuneration”). For clarification purposes, the Fixed Advance Payment shall be paid by the Lessee to the Lessor regardless of the start of mining of the Minerals and shall be due once only, at the beginning of the term of the Lease.

3.1.2
Variable Monthly Remuneration. The variable monthly remuneration for the Lease shall be payable by the Lessee to the Lessor after the commencement of mining of the Minerals in the Mining Right area (the “Variable Monthly Remuneration”), and shall be calculated using the following formula:

Variable Monthly Remuneration (—) [Net Revenue resulting from the Exploration of Mineral Right II 1

Where:

rRecei eí ida se dta Mining Law (=) Sum of the monthly net revenue,

as defined by federal tax legislation in force, earned by the Lessee as a result of the sale of products produced, sold, and invoiced by the Lessee and which are directly or indirectly derived from the exploitation of Minerals in the area covered by the Mining Right. The monthly net revenue provided for in this item shall be calculated on a cash basis and deducted exclusively from the following costs and expenses:

a.
cancelled sales and returns; and
b.
discounts granted by the Lessee for any reason, including unconditional discounts and commercial discounts of any nature; in the case of sales to parties related to or connected with the Lessee, for any reason whatsoever, only unconditional or conditional discounts provided for in this item shall be allowed if it is proven that such discounts would also be granted in transactions with unrelated or unconnected parties and if the sale price, after discounts, is compatible with the average market price in the region for each of the products produced, sold or invoiced.
3.1.2.2
Report. For each base month, understood as the period between the first and last business day of each calendar month after the start of mining in the Mining Right area, the Lessee shall prepare a report containing the following information (the “Report”), which shall be sent to the Lessor, to the email addresses of the Lessor and the Consentors indicated in the preamble hereto, by the 15th day of the following month:
a.
Sales revenue earned in the base month in relation to each of the products produced, sold, and invoiced by the Lessee and arising, directly or indirectly, from the exploitation of the Minerals in the Mining Right area, calculated in strict accordance with the definition of Net Revenue from the Exploitation of the Mining Right set forth in item 3.1.2., above;
b.
Quantity of tons (t) of Minerals produced;
c.
Indication of canceled sales and returns, indicating the value of canceled sales and returns due to specific quality problems with the Minerals, if applicable;
d.
Indication of discounts granted by the Lessee, including commercial discounts of any nature, bonuses, rebates, and similar items, indicating the purchasers of the products produced, sold, and invoiced by the Lessee who benefited from such discounts and expressly mentioning whether or not they belong to the same economic group as the Lessee; and

e.
Average sale price, net of taxes, of the products produced, sold, and invoiced by the Lessee as a result of the mining of Minerals in the Mining Right area, in ÇS$ (US dollars), after the deductions provided for in (c.) and (d.).
3.1.2.3
Term. The installments of the Variable Monthly Lease Payment calculated in accordance with this item 3.1.2. and reflected in the Report shall be paid by the Lessee to the Lessor in relation to each base month, by the 20th day of the following month, by bank transfer to the Lessor, to be indicated in writing in due course, to the bank account indicated in Annex 2.1.1. If, after the Report has been sent, there is a disagreement between the Parties regarding the amount of the Variable Monthly Remuneration for a given base month, the Parties shall immediately .agree that the amount reflected in the Report shall be paid within the period and in the manner referred to in this item, and the Parties shall, in good faith, discuss any differences found and also the deadline and form of payment of such differences.
3.1.3
Settlement and Default. Proof of bank transfer relating to the Fixed Advance Payment or the Variable Monthly Remuneration installments, as applicable, to the account specified in writing by the Lessor, shall grant the Lessee the broadest, most general and irrevocable discharge in relation to the amount paid. Payment of any installment of the Remuneration after its due date shall constitute a default by the Lessee, regardless of any notification, interposition or extrajudicial notice, subjecting it to (i.) a late payment penalty of 10% (ten percent) on the outstanding debt; and (ii.) monetary adjustment by the IPCA from the due date until the date of effective payment of the outstanding balance, without prejudice to the Lessor’s right to take appropriate legal measures.
4.
TERM.
4.1
Term. The term of the Agreement shall commence on this date and end upon termination of the Lease. The term of the Lease shall be ten (10) years, counted from the date of registration of the Lease Agreement in the margin of the transcription of the Mining Right, as provided for in Article 140 of the DNPM Regulatory Consolidation (the “Lease Term”), which may be extended by mutual agreement between the Parties, subject to the limitations provided for in Article 145 of the DNPM Regulatory Consolidation. the limitations provided for in Article 145 of the DNPM Regulatory Consolidation.
5.
OBLIGATIONS OF THE PARTIES.
5.1
Possession. For the purposes of this Agreement, the Lessee shall be deemed to have taken possession of the Mining Right on the Closing Date and may, as of that date, occupy the area covered by the Mining Right and carry out mining, processing, classification, storage, and other operations inherent to the exploitation of the Minerals, including the construction of buildings in appropriate locations, always in accordance with the licenses, authorizations, and environmental laws in force at the municipal, state, and federal levels.
5.1.1
Preliminary steps. Without prejudice to the transfer of possession referred to in 5.1. above, the Parties hereby agree that the advisors hired by the Lessee to conduct research, prepare reports, etc. may enter the premises for the purpose of performing their duties, provided that they present themselves at the _______ the time of ______________d exit, and that they comply with the rules of the premises and the _______________ tructions.

or any type of assessment may, provided that prior scheduling is made by the Lessor, within a maximum period of five (5) days after such request, have access to the areas of the Mining Right for on-site examination, and may also conduct surveys, enter the area with vehicles, equipment, or people, take samples for technical analysis, and conduct all types of research in the area, without exception, in order to conclude, without any doubt, regarding the future mining capacity of the Minerals in the Mining Right area.

5.2
dOia i a õ. To be specified. The Lessee shall have the following obligations, from the beginning of the Lease Term, without prejudice to any other obligations specifically provided for in other items of this Agreement:
5.2.1
comply with the rules set forth in Decree-Law No. 227, dated February 28, 1967 (the “Mining Code”), in the Mining Code Regulations and in the DNPM Regulatory Consolidation, as well as the environmental legislation in force, undertaking, in particular, to (i.) mine the Minerals rationally, in order to preserve the best use of the mineral deposits; (ii.) adapting the disposal of tailings; and (iii.) hiring a qualified mining engineer as the technical manager for all activities arising from the Lease, in accordance with Article 47, VI, of the Mining Code;
5.2.2
be responsible, at its own expense, to ANM and DNPM for compliance with all formal requirements arising from the legislation applicable to the species, in particular with regard to the payment of administrative fees, including the Financial Compensation on Mineral Exploration (“CFEM”), which are directly related to the exploration of the Minerals;
5.2.3
be responsible, at its own expense, before the competent government authorities (including SEMAD), for compliance with all requirements necessary to maintain the legality of the Lessee’s activity in the area of Mining Law, undertaking to bear the full amount of any administrative penalties that may be imposed as a result of its non-compliance, provided that such requirements have arisen from the actual actions of the Lessee;
5.2.4
ensure the maintenance and general conservation of the deposits and the Mining Right area throughout the term of the Agreement, as well as bear the full cost of repairing any damage caused to them, compensating the Lessor in the event of any administrative penalties or court judgments that the latter may suffer as a result of non-compliance with provisions relating to Mining Law, caused by intentional or negligent acts or omissions on the part of the Lessee, provided that the procedure set out in item 5.4.1. below is followed;
5.2.5
collect all taxes (municipal, state, and federal) and charges of any nature, at the federal, state, and municipal levels, levied on the activities of mining the Minerals carried out, whose triggering events occur from the beginning and during the term of the Lease, as well as be responsible for all commercial obligations arising from its mining activities;
5.2.6
be civilly and criminally liable to the Lessor and any third parties for any unlawful acts committed by it under the terms of civil and criminal law, for accidents of any kind type and injuries caused to any person within the area covered by Mining Law, and, especially, for any environmental damage and crimes caused; and
5.2.7
make timely payment of the Remuneration provided for in 3.1. above.

5.3
Liability. Notwithstanding the joint liability attributed to the Parties in Article 149 of the DNPM Regulatory Consolidation, the Lessee shall be liable to the Lessor for any breach of its obligations under the law and/or this Agreement, as well as for all Losses caused as a result of the activities carried out by the Lessee in the context of the exploitation of the Minerals, as defined in 5.4. below, even if the Lessor is legally considered liable for such obligations and/or Losses to third parties.
5.4
Compensation for Losses. The Lessee undertakes to compensate the Lessor for any loss or contingency, of any nature, related to the mining of the Minerals covered by this Lease, including but not limited to environmental, labor, tax, regulatory or punitive contingencies, among others (hereinafter referred to as “Losses”), and in all cases, the procedures set forth in this item 5.4 shall be adopted.
5.4.1
Third Party Claim. Upon becoming aware of any claim made by any third party (the “Third Party Claim”), the Lessor shall notify the Lessee (i.) within one-third (1/3) of the deadline for filing a defense; or (ii.) where there is no deadline for submitting a defense, within ten (10) days of receiving the Third Party Claim in writing. If the Lessor fails to notify the Lessee within the time limits set forth in this item, and provided that such delay or omission prejudices the Lessee, including, without limitation, the lack of opportunity to present a timely defense, the Lessee shall be released from the obligation to indemnify. The notification provided for herein shall describe in detail the Third Party Claim, including an estimate of the respective Loss if the Third Party Claim is successful.
5.4.2
Measures to be taken by the Lessee. Upon receipt of the notification provided for in 5.4.1., the Lessee shall respond in writing: (i.) before two-thirds (2/3) of the deadline for submitting a defense has elapsed; or (ii.) when there is no deadline for submitting a defense, within ten (10) days of receipt of the notification. If the Lessee acknowledges its liability to indemnify for any Losses arising from Third Party Claims, it may settle or conduct the defense of the Third Party Claim at its own expense and through a lawyer of its choice. In this case, the Lessor may, at its own expense and if it so wishes, participate jointly in the defense of the Third Party Claim. In any case, the Lessor shall make available to the Lessee, upon request, any information and documents it has in relation to the Third Party Claim, in addition to cooperating in a reasonable manner, when requested, to ensure an adequate defense of the Third Party Claim. If the Lessee does not acknowledge its liability for any Losses arising from the Third Party Claim, or does not assume the defense of the Third Party Claim, the Lessor may settle or conduct the defense as it deems appropriate.
5.4.3
Final Decision. At the moment when (a.) a decision is rendered by the competent government authority, without any legal remedies available to reform or annul such decision; (b.) an arbitral award is rendered; (c.) a written agreement is entered into by the Parties; or (d.) at the time the Lessee agrees with the content of the Third Party Claim (the “Final Decision”), the amount of the Loss shall be paid by the Lessee within ten (10) days after:
a.
the Final Decision on the Third Party Claim has been rendered or has occurred, in the event that the Lessee has conducted the defense; or

b.
Upon receipt of notification by the Lessee, through the Lessor shall inform the Lessee of the Final Decision on the Third Party Claim, in the event that the Lessee has conducted the defense. In this case, in addition to the amount of the Losses, the Lessee shall reimburse the Lessor for all costs or expenses (proven) involved in c o n d u c t i n g the defense, including, but not limited to, attorneys’ fees, hiring of experts, among others.
5.5
Obligation to indemnify the Lessor. The Lessor hereby undertakes to indemnify, protect, safeguard, and hold harmless the Lessee and shall also pay on behalf of the Lessee or reimburse the Lessee, as the case may be, for any and all losses incurred by the Lessee as a result of or in connection with the following circumstances: (a.) any default or failure by the Lessor to comply with or perform any obligation under this Agreement, and/or (b.) any breach, misrepresentation or inaccuracy in relation to the representations and warranties made by the Lessor in this Agreement; and/or (c.) any loss or contingency, of any nature, related to the Lessor (and which is demanded by third parties from the Lessee) or to the Mining Law, provided that it does not arise from the mining of the Minerals by the Lessee. The procedures provided for in 5.4.1. to 5.4.3. above shall apply mutatis mutandis to this item 5.5.
5.5.1
Compensation. Without prejudice to the provisions of 5.5. above, the Lessee shall be entitled to deduct the amounts due and unpaid by the Lessor in accordance with the provisions of this item 5.5., including fines and interest, provided that they have been proven to have been paid by the Lessee, from the amount of the Fixed Advance Payment or the Variable Monthly Remuneration.
5.6
Obligations of the Lessor. Without prejudice to the other obligations specifically provided for in other items of this Agreement, the Lessor undertakes to:
5.6.1
provide the Lessee with any and all information related to Mining Law or to itself, execute any and all documents and perform any and all acts necessary for the performance of the research work and preparation of reports provided for in 2.2.1. and 2.2.3., as well as for compliance with the other Conditions Precedent or for the regular maintenance of the Lease, in accordance with the legislation in force;
5.6.2
obtain and maintain valid all licenses, authorizations, registrations, and permits necessary or required for the preservation, performance of authorized research, maintenance, or expansion of the Mining Right, as of the date of signing this Agreement;
5.6.3
with regard to environmental and safety issues related to Mining Rights, (i.) comply with all applicable laws and regulations issued by federal, state, and local authorities, (ii.) inform the Lessee of any material adverse events, such as fires, explosions, accidental spills, etc., that affect the Mining Rights; and (iii.) inform the Lessee of any non-compliance with laws or regulations applicable to the Mining Rights; and
5.6.4
any and all fines, fees, liabilities or contingencies of any nature directly or indirectly related to Mining Law and pending payment until the Closing Date shall be the sole responsibility of the Lessor, which undertakes to hold the Lessee harmless in relation to any fees, fines, expenses, liabilities or contingencies related to Mining Law, provided that they are linked to events that occurred prior to this date, as provided for in item 5.5. above.

5.7
Return. In the event of termination of the Lease and return of the Mining Right by the Lessee to the Lessor, regardless of the reason, (i.) the Lessee undertakes to transfer to the Lessor all licenses and authorizations issued by the competent government authorities, as applicable, and shall be liable for all taxes and fees due during the Term of the Lease, as provided in 5.2. and 5.3. above; and (ii.) the Parties shall draw up the corresponding receipt and inspection document to record the conditions of the deposit and the area where the mining right is located. The Parties further agree that, in this case, all improvements and enhancements that may be built by the Lessee in the area of the Mining Right may be removed by it, at its sole discretion and at its sole expense, to the maximum extent possible and within a period not exceeding thirty (30) days from the end of the Lease Term, provided that any improvements and enhancements that cannot be removed shall become part of the property, without any encumbrance to the Lessor and without any right to compensation by the Lessee.
5.8
Declarations by the Lessor regarding the e and Mining Law. For all purposes and effects of this Agreement, the Lessor makes to the Lessee the following representations and warranties relating to Mining Law, which are valid, true, and accurate as of this date and shall remain valid, true, and accurate during the term of the Agreement and the Lease Term:
a.
Ownership. The Lessor is the legitimate holder of the Mining Right, the details and individual description of which are included in this document as Annex I.
b.
Registrations. The Lessor declares that the Mining Right is duly registered with the ANM and complies with all rules and regulations set forth in the relevant legislation;
c.
Licenses and authorizations. The Lessor has always acted in accordance with the legislation applicable to Mining Law and, except for the Simplified Environmental License (LAS/RAS), which it has not been able to renew to date due to the failure of the Municipality of Andradas to issue a prior certificate of compliance, a fact of which the Lessee declares to be aware, it has the authorizations, permits, registrations, accreditations, approvals, and protocols provided for in federal, state, and municipal legislation or required by public authorities and government agencies of the respective jurisdictions for the conduct of research and maintenance of the regularity of Mining Rights. There are no legal, administrative, contractual, or judicial restrictions on the ownership of Mining Rights, nor are there any judicial or administrative proceedings in which the Lessor is the defendant, plaintiff, or assistant, whose merits are related to the ownership of Mining Rights;
d.
Litigation. (i.) There are no claims, demands, or lawsuits of any kind pending before any public authority or involving any third party, nor are there any arbitration proceedings or other alternative dispute resolution methods related to Mining Law; (ii.) there are no claims, arbitration proceedings or other alternative dispute resolution methods of any kind which, although not involving Mining Law, could in any way affect and/or prevent and/or prejudice the implementation of this Agreement; (iii.) the Lessor is not aware of, has not committed or failed to commit any acts whose practice or omission could prevent or impair the implementation of this Agreement; (iv.) Mining Law is not involved in any pending claims of any nature, as well as arbitration proceedings or other alternative means of dispute resolution; and (v.) the Lessor has not failed to comply with any judgment, order, writ, preliminary injunction, or ruling of any public authority related to Mining Law;

e.
Environmental. The Lessor complies with all environmental laws and regulations and further declares that no activity has been conducted in the area of Mining Law that has resulted or would be reasonably likely to result in a violation of applicable environmental laws, so that there are no pending claims before any authority, at any level, nor any citations, subpoenas, directives, orders, and/or notifications of violation of any legal requirement relating to Mining Law or against the Lessor in relation to environmental matters or licenses. The Lessor further declares that it has not entered into or assumed any agreement, nor has any obligation been imposed on it to make any payment, compensation or indemnity to, or as a result of obtaining any license necessary for the development of the Mining Right. Furthermore, the Lessor declares that it has not signed or negotiated any Conduct Adjustment Agreement with the Public Prosecutor’s Office, even if fully complied with, declaring that there are no facts or circumstances that would result in a violation of this nature of the applicable environmental legal requirements or claims or demands in this regard;
f.
Status of Mining Rights. The Lessor declares that there are no encumbrances on the Mining Rights, nor any commitments to transfer them, which are entirely free and clear of any and all real or personal encumbrances, judicial or extrajudicial, legal or conventional mortgages, easements, jurisdiction or pensions, seizures, attachments, litigation, real or personal actions for recovery, environmental contingencies, debt and/or liability of any nature, as well as being entirely free of taxes, charges, expenses and debts of any nature, the Lessor further declaring that there are no fines and/or requirements from the competent authorities pending payment or satisfaction, and that the applicable federal, state and municipal regulations and standards have been complied with to date; and
g.
Full Disclosure. The information, statements, and/or guarantees provided by the Lessor in relation to the Mining Right, made available by any means, do not contain any misrepresentation or inaccuracy regarding any relevant act or fact, nor do they omit the existence of any relevant act or fact whose knowledge is necessary to render the statements and obligations assumed in this Agreement misleading or open to misinterpretation. There is no act, fact or situation that affects the transaction covered by this Agreement and that has not been expressly disclosed by the Lessor.
5.9
Cooperation. The Parties undertake to cooperate and provide each other with such assistance as may reasonably be required for the proper performance and fulfillment of the obligations set forth in this Agreement, it being understood that this Agreement has been entered into in the best interests of both Parties, in accordance with the terms and conditions prevailing in the market on the date of its execution, considering the risks inherent therein. The Parties consent and agree, however, that they are independent contractors and, under no circumstances or in any situation, shall the existence of a partnership, consortium, joint venture, partnership, or association of any kind or nature between the Lessor and the Lessee be presumed. No provision in this Agreement assigns or will assign to the Lessor the status of partner, distributor, and/or commercial representative of the Lessee, including for purposes of environmental, civil, tax, or labor law. The Parties further acknowledge that each of them and their partners, employees, or contractors are not agents or attorneys-in-fact of the other Party and, consequently, will not assume any obligations on its behalf, except as provided in this Agreement.

5.10
Absence of employment relationship. As a result of this Agreement, under no circumstances or in any situation shall the existence of any employment relationship or labor and social security obligations between the Lessor and the employees and service providers of the Lessee, or between the Lessee and the employees and service providers of the Lessor, be presumed or established. nor shall either Party be liable for the labor and social security obligations and charges of the other. Each Party hereby assumes full responsibility for such obligations, including those of a civil, criminal, tax, and social security nature.
5.11
General statements by the Parties. The Parties hereby declare to each other that:
a.
they are companies duly organized, incorporated, and existing as limited liability companies under applicable law;
b.
they are duly represented in this Agreement, in accordance with their articles of incorporation, and their legal representatives signing this Agreement are duly authorized to assume and comply with all obligations herein;
c.
are duly authorized and have obtained all corporate or regulatory licenses and authorizations necessary to enter into this Agreement and to fulfill their obligations, having satisfied all legal, statutory, or regulatory requirements necessary to do so;
d.
the execution of this Agreement by the Parties, as well as the assumption and fulfillment of the obligations hereby provided, as applicable, shall not imply (d.1.) conflict or violation of any provision of the contracts and/or bylaws of the Parties; (d.2.) conflict, violation, default, early maturity, or termination of any contract or agreement to which the Parties, as applicable, are a party; (d.3.) violation of any applicable law or regulation, or of any decisions or resolutions issued by their deliberative or administrative bodies, which may prevent, delay or impair the performance of the obligations assumed herein Contract; (d.4.) any determinations, decisions or orders of any governmental authority, including judicial authorities, to which the Parties, as applicable, are subject; and
e.
analyze this Agreement in all its clauses and conditions, assisted by their attorneys.
6.
CONFIDENTIALITY AND SECRECY.
6.1
Confidentiality. The terms and conditions of this Agreement are strictly confidential and may not be disclosed or divulged in whole or in part by the Parties to any other person or company without the prior written consent of the other Party, except (i.) when the information is in the public domain; (ii.) for the purpose of disclosing such information to directors, employees, consultants, lawyers, or auditors who are directly involved in the performance of the Agreement, who shall assume the confidentiality obligation provided herein; each Party shall be responsible for compliance with such obligation in relation to the persons indicated herein; and (iii.) when its disclosure is determined by order of any judicial or administrative authority or any other determination provided for by law, in which case the party disclosing the information shall notify the other party of such determination.
6.1.1
Term. The confidentiality obligations set forth in this clause shall remain in effect for a period of one (1) year from the end of the term of the Agreement.

7.
FINAL PROVISIONS.
7.1
Intervention. The Consentors sign this Agreement as partners of the Lessee, expressly authorizing the legal transaction set forth herein.
7.2
Irrevocability. This Agreement is entered into on an irrevocable and irrevocable basis, binding the Parties and their successors in any capacity.
7.3
Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the matters set forth herein, superseding any prior documents and understandings between the Parties, in particular the Memorandum of Understanding signed on June 12, 2023.
7.4
Amendments. Amendments to this Agreement shall only be valid when made in writing and signed by the legal representatives of all Parties.
7.5
Assignment. The rights and obligations arising from this Agreement may not be assigned or transferred, in whole or in part, by either Party to any third party, except as provided in item 2.5 above.
7.6
Waiver. Novation and Others. The Parties acknowledge that (i.) the failure to exercise, the granting of a term, tolerance, or delay in exercising any right guaranteed to them by this Agreement or by law shall not constitute a waiver or novation of such rights, nor shall it prejudice their eventual exercise at any time; (ii.) the singular or partial exercise of such rights shall not prevent the subsequent exercise of the remainder of such rights or the exercise of any other right; (iii.) the waiver by either Party of any of these rights shall only be valid if formalized in writing; (iv.) the waiver of a right shall be interpreted restrictively and shall not be considered a waiver of any other right conferred by this Agreement; and (v.) the nullity or invalidity of any of the clauses of this Agreement shall not affect the validity and effectiveness of the other clauses and of the instrument itself, in which case the Parties and/or the Judge shall promote, within the limits permitted by law, the replacement of the invalid clause with another that allows the Parties to achieve the practical result initially intended.
7.7
Costs. The Parties agree that all costs and expenses incurred in hiring agents, lawyers, auditors, advisors, intermediaries, or consultants for the performance of the operations covered by this Agreement shall be borne exclusively by the respective contracting party.
7.8
Notifications. All notifications related to this Agreement shall be made in writing, by registered or certified mail, facsimile, or email, with proof of receipt, or by a notary public or through legal channels, to the address indicated in the preamble of this Agreement or any other address that may be duly indicated in writing.
7.9
Taxes. All taxes and contributions levied on any acts, facts, and/or situations provided for in this Agreement, including those that are subject to withholding by the paying source, shall be borne by the respective taxpayer and/or tax responsible party, as applicable, in accordance with the laws in force in Brazil.
7.10
Personal Data Protection. The Parties, in mutual agreement, submit to compliance with the duties and obligations relating to personal data protection and undertake to treat the Personal Data collected under this Agreement, if any, in accordance with applicable law, including, but not limited to, Law No. 12,965, dated April 23, 2014, Decree No. 8,771, dated May 11, 2016 (Brazilian Civil Rights Framework for the Internet), Law No. 13,709, dated August 14, 2018 (“LGPD”), as applicable. The Parties shall also ensure that their representatives, partners, administrators, and employees comply with the provisions of the legal instruments referred to above relating to the protection of personal data, under the terms provided for in the LGPD.
7.10.1
Each Party shall be individually responsible for complying with its obligations under the LGPD and any regulations subsequently issued by the competent regulatory authority. The Parties shall be liable to the competent authorities for their own acts and omissions that give rise to non-compliance with applicable laws and regulations.
7.11
Anti-corruption clause. Compliance. For the performance of this Agreement, neither party shall offer, give, or promise to give to any person, or accept or promise to accept from any person, either on its own behalf or through another, any payment, donation, compensation, financial or non-financial advantage or benefit of any kind that constitutes an illegal or corrupt practice under the laws of any country, directly or indirectly related to the subject matter of this Contract, or even in any other way not related to this Contract, and shall also ensure that its agents and employees act in the same manner.
7.12
And so it is agreed. All commitments and obligations hereby assumed by the parties are subject to specific enforcement, pursuant to Articles 497 and 615 et seq. of the Code of Civil Procedure, with this Agreement serving as an extrajudicial enforcement instrument, pursuant to Article 784, III, also of the Code of Civil Procedure.
7.13
Jurisdiction. The courts of the State of São Paulo are hereby elected, to the exclusion of any other, however special, to resolve any disputes related to this Agreement.

And, having thus agreed, the Parties hereby execute this Agreement in two (2) copies, in the presence of the witnesses identified below.

São Paulo, August 17, 2023.

Lessor: /s/ José Maurí Fonseca Franco
/s/ Walter de Souza Franco
MINERAÇ E E LTDA.
p. José Maurí Fonseca Franco and Walter de Souza Franco

Lessee:

/s/ João Paulo Agapito da Veiga
ALPHA MINERALS BRAZIL PARTICIPAÇÕES LTDA
p. João Paulo Agapito da Veiga

Consenting Parties:

/s/ Josem Auricio Fonseca Franco
JOSEM AURICIO FONSECA FRANCO

/s/ Walter De Souza Franco
WALTER DE SOUZA FRANCO

/s/ Nilse Aparecida Franco Armani
NILSE APARECIDA FRANCO ARMANI

/s/ Mineração Altoda Serra De Andradas Ltqa
MINERAÇÃO ALTODA SERRA DE ANDRADAS LTQA.

Witnesses:

1./s/ Luis Henrique G. de Campaso	2./s/ Karina de Oliveira Lima
Name: Luis Henrique G. de Campaso CPF:	Name: Karina de Oliveira Lima CPF:

Attachment:
Annex I.: Authorizations and Main Characteristics of Mining Rights.
Annex 2.2.1.: Bank Account
Annex 2.2.8.: Lease Agreement

Annex I.

to the Lease Agreement for Total Mining Rights under Suspensive Condition, dated August 17, 2023.

Authorizations and Characteristics of Mining Rights

Annex 2.2.1.

to the Total Mining Lease Agreement under Suspensive Condition,
August 17, 2023.

Bank account details

Attachment 2.2.8.

to the Total Mining Rights Lease Agreement under Suspensive Condition, dated August 17, 2923.

Lease Agreement.